Exhibit 14

Consent of Independent Registered Public Accounting Firm

The Board of Directors/Trustees of

Nuveen Dividend Advantage Municipal Fund

Nuveen Premium Income Municipal Fund, Inc.

Nuveen Investment Quality Municipal Fund, Inc.

Nuveen Select Quality Municipal Fund, Inc.

Nuveen Premier Municipal Income Fund, Inc.

We consent to the use of our reports dated December 28, 2015 with respect to the financial statements of Nuveen Dividend Advantage Municipal Fund, Nuveen Premium Income Municipal Fund, Inc., Nuveen Investment Quality Municipal Fund, Inc., Nuveen Select Quality Municipal Fund, Inc. and Nuveen Premier Municipal Income Fund, Inc., incorporated herein by reference, and to the references to our firm under the headings “Financial Highlights,” “Experts” and “Appointment of the Independent Registered Public Accounting Firm” in the Joint Proxy Statement/Prospectus, and “Experts” in the Statement of Additional Information filed on Form N-14.

/s/ KPMG LLP

Chicago, Illinois

April 20, 2016